Exhibit 13(h)

EXHIBIT A

SERVICE SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock Bond Fund, Inc.
BlackRock Total Return Fund	0.25%	None
BlackRock Equity Dividend Fund	0.25%	None
BlackRock Multi-State Municipal Series Trust
BlackRock New Jersey Municipal Bond Fund	0.25%	None
BlackRock Pennsylvania Municipal Bond Fund	0.25%	None
BlackRock Municipal Bond Fund, Inc.
BlackRock National Municipal Fund	0.25%	None

Agreed to and accepted as of April 8, 2022.

EACH INVESTMENT COMPANY LISTED ABOVE ON BEHALF OF ITSELF AND ON BEHALF OF ITS FUNDS LISTED ABOVE

By:	/s/ John Perlowski
	Name:	John Perlowski
	Title:	President and Chief Executive Officer